NON-NEGOTIABLE, EXTENDABLE,
SUBORDINATED NOTE DUE AUGUST 20, 2003
$22,179,598.00                               Los Angeles, California
                                             August  20, 1998

FOR VALUE RECEIVED, GOTTSCHALKS INC., a Delaware corporation (the "Buyer"), promises to pay to The
Harris Company, a California corporation (the
"Seller"), the principal amount of Twenty Two Million
One Hundred Seventy-Nine Thousand Five Hundred
Ninety-Eight Dollars ($22,179,598.00) as specified below.

1. Interest. Buyer promises to pay simple interest on the unpaid principal amount hereof from the date hereof until paid at the rate of eight percent (8%) per annum.

2.   Payments.
(a) Accrued interest shall be due and payable semi-annually on August 20 and February 20 of each year, until the indebtedness evidenced by or payable pursuant to this Extendable Subordinated Note is paid in full. Interest on this Extendable Subordinated Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.
(b) Principal shall be due and payable on August 20, 2003 (the "Maturity Date"), unless the Maturity Date is extended pursuant to Section 6.

3. Prepayments. Buyer shall have the right at any time to prepay the principal of this Extendable
Subordinated Note in whole or in part without penalty or premium.

4. Subordination. This Extendable Subordinated Note is issued subject to, and Seller accepts and agrees to, the provision that the indebtedness evidenced by this Extendable Subordinated Note shall be subordinate and subject in right of payment to the prior payment in full of Senior Debt to the extent set forth in paragraphs (b) and (c) below.
(a) As used in this Extendable Subordinated Note, the following terms have the following meanings:

"Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, and as in effect on the date hereof.

"Beneficially Own" shall mean with respect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

"Board" shall mean the board of directors of Gottschalks.

"Change in Control" shall mean the occurrence of any of the following events:

(1) An acquisition (other than directly from Buyer) of any Voting Securities by any person immediately after which such person has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of Buyer's then outstanding Voting Securities;
provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control
Acquisition" shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) Buyer or (ii) a Subsidiary of Buyer, (b) Buyer or any Subsidiary of Buyer, (c) any person or Group who, immediately prior to the date hereof had Beneficial Ownership of fifteen percent
(15%) or more of the Gottschalks Common Stock or (d) any person in connection with a "Non-Control Transaction" (as hereinafter defined).

(2) A merger, consolidation or reorganization involving Buyer unless:
               (a)  the stockholders of Buyer
immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and
               (b)  the individuals who were
members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the Board of the Surviving
Corporation; and
               (c)  no person (other than Buyer or
any Subsidiary of Buyer, an employee benefit plan (or any trust forming a part thereof) maintained by Buyer, the Surviving Corporation or any Subsidiary of Buyer, or any person who, immediately prior to such merger, consolidation or reorganization had Beneficial
Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities) has Beneficial
Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities; and
               (d)  a transaction described in
clauses (a) through (c) of this paragraph (2) shall herein be referred to as a "Non-Control Transaction."

(3)  A complete liquidation or dissolution of Buyer.

(4) An agreement for the sale or other disposition of all or substantially all of the assets of Buyer to any person (other than a transfer to a Subsidiary).

(5) The acquisition of any Voting Securities by Joseph Levy, Sharon Levy or their lineal descendents immediately after which Joseph Levy, Sharon Levy and their lineal descendents together have a pecuniary interest in more than fifty percent (50%) of the combined voting power of Gottschalks' then outstanding
Voting Securities.

(6) The acquisition of any Voting Securities by Gerald Blum, his spouse or his lineal descendents immediately after which Gerald Blum, his spouse and his lineal descendents together have a pecuniary interest in more than fifty percent (50%) of the combined voting power of Gottschalks' then outstanding Voting
Securities.

(7) Buyer is no longer a reporting company under the Exchange Act.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person
(the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding
Voting Securities as a result of the acquisition of Voting Securities by Buyer which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Buyer, and after such share acquisition by Buyer, the Subject Person becomes the Beneficial Owner of the additional Voting Securities which increases the percentage of the then outstanding Voting Securities
Beneficially Owned by the Subject Person, then a Change in Control shall occur.

"Director" shall mean a member of the Board.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Event of Default" shall mean an event of default or a default under Funded Debt of Buyer, whether now existing or hereafter arising.

"Funded Debt" shall mean all present or future indebtedness, contingent or otherwise, created, incurred, assumed, or guaranteed by Buyer in respect of borrowed money, or evidenced by bonds, notes, reimbursement agreements in respect of letters of credit, debentures, or similar instruments, and any and all amendments, renewals, extensions, refinancings, or refundings thereof, and any and all interest (including all interest accruing after the filing of any petition under the Bankruptcy Code of the United States), fees, costs, expenses and other amounts due in connection therewith, unless the instrument under which such indebtedness is created, incurred, assumed, or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to this Extendable Subordinated Note.

"Gottschalks Common Stock" shall mean the common stock, par value $0.01 per share, of Gottschalks.

"Potential Event of Default" shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Senior Debt" shall mean the Funded Debt and the Trade
Debt together.

"Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture, business trust or other entity of which the specified person, directly or indirectly, owns or controls 50% or more of the securities or other interests entitled to vote in the election of directors (or others performing similar functions) with respect to such corporation or other organization, or otherwise has the ability to control such corporation, partnership, limited liability company, joint venture, business trust or other entity.

"Trade Debt" shall mean all present or future indebtedness created or incurred by Buyer in respect of merchandise or services provided to Buyer by vendors.

"Voting Securities" shall mean at any time shares of any class of capital stock of Gottschalks which are then entitled to vote generally in the election of Directors.
(b) Notwithstanding any other provisions of this Extendable Subordinated Note:
(i) no direct or indirect payment, whether in cash, issuance of Gottschalks Common Stock or a combination thereof, on account of the principal of or interest on this Extendable Subordinated Note shall be made, nor shall any property or assets of Buyer be applied to the purchase or other acquisition or retirement of this Extendable Subordinated Note, unless full payment of amounts then due for principal of, premium, if any, or interest on the Funded Debt has been made;
(ii) no direct or indirect payment, whether in cash, issuance of Gottschalks Common Stock, or a combination thereof, on account of principal of or interest on this Extendable Subordinated Note shall be made, nor shall any property or assets of Buyer be applied to the purchase or other acquisition or retirement of this Extendable Subordinated Note, if immediately after giving effect to such payment or application an Event of Default or Potential Event of Default (other than an Event of Default or Potential Event of Default arising solely from the nonperformance or nonobservance of any provision contained in this Extendable Subordinated
Note) exists or would exist; and
(iii) in the event of any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to Buyer, or any of its properties or operations (whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets of Buyer or otherwise), then all principal of, premium, if any, and interest on Senior Debt shall first be paid in full in cash before Seller shall be entitled to receive any payment, whether in cash, issuance of Common Stock, or a combination thereof, or distribution in respect to principal of or interest on this Extendable Subordinated Note, and in any such proceedings any payment or distribution of any kind or character, whether in cash, securities or other property, to which Seller would be entitled if this Extendable Subordinated Note were not subordinated to Senior Debt, shall be paid by the trustee or agent or other person making such payment or distribution, or by Seller if received by it, directly to the holders of Senior Debt (according to their relative priorities) or to the representative of such holders to the extent necessary to make payment in full of Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior
Debt, and Seller hereby irrevocably authorizes and empowers each holder (and its representative or representatives) of Senior Debt to demand, sue for, collect and receive all such payments and distributions, and to file and prove all such claims and take all such other actions in the name of Seller or otherwise, as such holder of Senior Debt determines to be necessary or appropriate.
(c) In the event that Seller shall receive any payment or distribution on this Extendable Subordinated
Note which Seller is not entitled to retain under the provisions of the foregoing subparagraph (b), it will hold any amount so received in trust for the holders of the Funded Debt and, upon the request of any holder of The Funded Debt, will forthwith turn over such payment or distribution (without liability for interest thereon) to the holders of the Funded Debt (pro rata) in the form received to be applied to the Funded Debt.
Any such payments transferred by Seller to the holders of Funded Debt shall not be considered a payment of interest or principal under this Extendable
Subordinated Note.
(d) The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to Seller, without incurring responsibility to Seller and without impairing or releasing the obligations of Seller hereunder to the holders of Senior Debt: (i) renew, extend, modify or amend the Senior Debt; (ii) change the manner or place of payment of Senior Debt;
(iii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing
Senior Debt; (iv) release any person liable in any manner for the collection of Senior Debt; (v) exercise or refrain from exercising any rights against Buyer or any other person; and (vi) apply any sums by whomsoever paid or however realized to Senior Debt.
(e) The foregoing provisions regarding subordination are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and Seller on the other hand. Such provisions are for the benefit of the holders of Senior Debt and shall be enforceable by them directly against Seller, and no holder of Senior Debt shall be prejudiced in its right to enforce subordination of this Extendable
Subordinated Note by any act or failure to act by Buyer or anyone in custody of its assets or property. Seller waives any right it may now or hereafter have to require any holder of Funded Debt to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order. Nothing contained in this Extendable Subordinated Note is intended to or shall impair, as between Buyer and Seller, the obligation of Buyer, which is unconditional and absolute, to pay to Seller the principal of and interest on this Extendable Subordinated Note as and when the same shall become due in accordance with its terms, nor shall anything herein prevent Seller from exercising all remedies otherwise permitted by applicable law upon default under this Extendable
Subordinated Note subject, however, to the rights under the foregoing subparagraphs of the holders of Senior
Debt.  No modification may be made to this Extendable
Subordinated Note if it would adversely affect the rights of any holder of Funded Debt.

5.   Notice of Event of Default.  Buyer shall provide
Seller with notice of the occurrence of an Event of Default or Potential Event of Default within 10 days of the occurrence thereof.

6. Buyer's Option to Extend Maturity Date. Buyer shall have the right to extend the Maturity Date of this Extendable Subordinated Note so that the principal shall be due and payable on August 20, 2006 (the
"Extended Maturity Date") in the event that an Event of Default or Potential Event of Default exists, or would exist as a result of the repayment of the outstanding principal amount plus accrued interest of this Extendable Subordinated Note at the Maturity Date, with respect to Funded Debt existing at the Maturity Date;
provided, that, if some portion of the amount due under this Extendable Subordinated Note could be paid at the Maturity Date without resulting in an Event of Default or Potential Event of Default with respect to Funded
Debt existing at the Maturity Date, Buyer shall pay such amount at the Maturity Date, with any and all remaining amounts to be paid at the Extended Maturity
Date and provide further, that Buyer will use commercially reasonable efforts to refinance the debt evidenced by this Extendable Subordinated Note with replacement debt if at the Maturity Date an Event of Default exists or would exist as a result of repayment of the outstanding principal amount plus accrued interest of this Extendable Subordinated Note at the Maturity Date.

7. Acceleration. If Buyer fails to make any payment of interest when due under this Extendable Subordinated
Note and such failure continues for 10 business days, Seller may, by written notice to Buyer, declare the principal amount of this Extendable Subordinated Note together with accrued interest thereon to be due and payable, and the principal amount of this Extendable
Subordinated Note together with such interest shall thereupon become immediately due and payable without presentment, demand, notice, protest or other requirements of any kind (all of which are expressly waived by Buyer) (an "Acceleration"), subject to the provisions of Section 4; provided, however, that in the event that an Event of Default or Potential Event of Default exists, or as a result of such Acceleration would exist, with respect to Funded Debt as described in Section 4, notwithstanding the provisions of Section
4(e) above, Seller shall not declare an Acceleration or exercise any other remedies with respect to such non-payment of interest for the shorter of (i) a period of 180 days or (ii) until the Maturity Date or the Extended Maturity Date, as applicable.

8.   Cancellation of Extendable Subordinated Note.
Seller shall cancel this Extendable Subordinated Note and return it to Buyer upon repayment in full.

9.   Asset Purchase Agreement.  This Extendable
Subordinated Note is issued pursuant to the terms of an Asset Purchase Agreement by and among Buyer, Seller and
El Corte Ingles, S.A., a Spanish corporation and the parent of the Seller, dated as of July 21, 1998 and is subject to the terms and conditions thereof, including
Buyer's right of offset contained in Section 11.10 thereof.

10.  Miscellaneous.
(a) All payments of interest and principal in respect of this Extendable Subordinated Note shall be made in lawful money of the United States of America at 300
North E Street, San Bernardino, California, 92416 or at such other place as shall be designated in writing for such purpose by Seller.
(b) This Extendable Subordinated Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California and Seller and any future holder of this Extendable
Subordinated Note consent to exclusive jurisdiction in California, service of process pursuant to the laws of the State of California and waives any defense of forum non conveniens.

11. Change in Control. Buyer shall provide Seller with notice of a Change in Control within 10 days of Buyer becoming aware of such Change in Control.
Subject to Section 4, upon the occurrence of a Change in Control, Seller may, by written notice to Buyer, require Buyer to redeem this Extendable Subordinate
Note within 30 days of the notice given by Seller following a Change in Control by paying to Seller all principal, plus accrued interest, to the date of such repayment.

12. Senior Subordinated Indebtedness. Buyer shall not create, incur, issue assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness that is subordinate in right of payment to the Funded Debt, unless such indebtedness is specifically by its terms made pari passu with or subordinate in right of payment to this Extendable
Subordinated Note.

13. Assignment. This Extendable Subordinated Note shall not be assigned, except that Seller may assign its rights hereunder to El Corte Ingles, S.A., its parent.

     IN WITNESS WHEREOF, Buyer has caused this
Extendable Subordinated Note to be executed and delivered by its duly authorized officer, as of the day and year and the place first written above.
                         GOTTSCHALKS INC.

                         /S/ JAMES FAMALETTE